Exhibit 99.1

For Immediate Release

Coast Distribution System Reports Fourth Quarter and Year-End Results

MORGAN HILL, Calif., March 12, 2007 — The Coast Distribution System (AMEX: CRV) reported today its operating results for the fourth quarter and year ended December 31, 2006.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, reported a net loss of $1.9 million, or $0.42 per diluted share, on net sales of $26.5 million for the fourth quarter 2006, compared with a net loss of $1.0 million, or $0.24 per diluted share, on net sales of $29.3 million for the same period of 2005.

The company said its loss was expected due to the traditional, seasonal slowdown in the fourth quarter, as its customers typically wait until the first quarter to place their orders for the upcoming buying season. The 2006 fourth quarter results also included an expected year-over-year decrease in sales related to Katrina and other hurricane-related recovery demand.

For the year ended December 31, 2006, Coast reported net earnings of $3.0 million, or $0.64 per diluted share, on net sales of $179.1 million, compared with net earnings of $3.8 million, or $0.79 per diluted share, on net sales of $176.3 million for 2005. The increased sales for 2006 was primarily attributable to increased sales of Kipor standby and portable generators.

“The first two quarters of 2006 was among the best in company history,” said Coast Chairman and CEO Thomas R. McGuire. “As expected, the second half of 2006 was more of a challenge. The RV and marine industries, our primary markets, continue to have difficulties stemming from the geopolitical instabilities in the summer of 2006. We also did not receive any business from Katrina and other hurricane-related recovery as we did in the second half of 2005.

“We also had issues in rolling out the Kipor products in the 2006 fourth quarter. These issues have been largely resolved at this time, and we have put the people and resources in place to maximize the substantial market potential for Kipor’s generators. Despite the challenges faced in the second half of 2006, we continued to add to our management team and build a foundation for growth. Based on what the industry is reporting, we are optimistic the RV market will begin its eventual recovery by the second half of 2007.”

Coast reported gross margin of 10.9 percent in the fourth quarter of 2006, compared with 14.6 percent for the same period in 2005. The decrease in gross margin in the fourth quarter of 2006 was due to lower sales of the higher-margin Kipor products, increased freight and warranty costs associated with sourced products, increased shipping costs as a result of higher fuel prices and lower sales on flat warehouse costs.

The company reported a gross margin of 18.8 percent for the 2006, compared to 18.5 percent for 2005. The improvement in 2006 gross margin was due primarily to increased sales of Kipor generators and the company’s proprietary products, both of which are high-margin categories for Coast.

Selling, general & administrative (SG&A) expenses increased by 6.0 percent in the fourth quarter of 2006 and 8.9 percent for the year ended 2006 as compared to 2005. The increases in SG&A expenses were primarily due to increased labor costs from staff increases, increased insurance costs associated with shipping overseas products and an increase of write-off of bad dept compared to the prior year.

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About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is a leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2005 Annual Report, whether as a result of new information, future events or otherwise.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Fourth Quarter and Year Ended December 31, 2006 & 2005

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net sales	$26,504	$29,307	$179,103	$176,340
Cost of sales(1)	23,617	25,021	145,501	143,732

Gross profit	2,887	4,286	33,602	32,608
Selling, general and administrative expenses	5,839	5,509	27,161	24,932

Operating income	(2,952)	(1,223)	6,441	7,676
Other income (expense)
Interest	(276)	(257)	(1,616)	(1,308)
Other	70	84	6	121

	(206)	(173)	(1,610)	(1,187)

Earnings (loss) before taxes	(3,158)	(1,396)	4,831	6,489
Income tax credit	1,308	350	(1,858)	(2,732)

Net earnings (loss)	$(1,850)	$(1,046)	$2,973	$3,757

Basic earnings (loss) per share	$(0.42)	$(0.24)	$0.67	$0.82

Diluted earnings (loss) per share	$(0.42)	$(0.24)	$0.64	$0.79

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At December 31,
	2006	2005
	(In Thousands)
ASSETS
Cash	$721	$1,744
Accounts receivable	14,193	17,025
Inventories	46,642	37,545
Other current assets	4,233	3,736

Total Current Assets	65,789	60,050
Property, Plant & Equipment	2,461	2,634
Other Assets	1,244	849

Total Assets	$69,494	$63,533

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$9,231	$9,573
Other current liabilities	3,854	3,589

Total Current Liabilities	13,085	13,162
Long term debt	24,562	19,950
Stockholders Equity	31,847	30,421

Total Liabilities and Stockholders’ Equity	$69,494	$63,533

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